Exhibit 11

Reed Smith LLP

205 Fifth Avenue

Suite 1200

Pittsburgh, PA 15222-

412.288.3131

Fax 412.288.3063

Form of Opinion

May 20, 2014

The Trustees of

Money Market Obligations Trust

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

We have acted as counsel for Federated Investment Management Company, the investment adviser of Federated Money Market Management (the “Fund”), a portfolio of Money Market Obligations Trust, a Massachusetts business trust, which proposes to acquire the assets of Federated Prime Management Obligations Fund, a portfolio of Money Market Obligations Trust in exchange for Institutional Shares, Service Shares and Capital Shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Reorganizations dated _______, 2014 ("Agreement"), included as Appendix A to the registration statement of the Funds filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel to the Fund we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated October 3, 1988 (“Declaration”), the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Fund is duly organized and validly existing pursuant to the Declaration.

2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

/s/Reed Smith LLP

Reed Smith LLP